                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors'



The Board of Directors
Franchise Mortgage Acceptance Company:


We consent to the incorporation by reference in the registration statement on Form S-8 of Franchise Mortgage Acceptance Company of our report dated January 21, 1998, relating to the balance sheets of Franchise Mortgage Acceptance Company as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' or members' equity and cash flows for the years ended December 31, 1997 and 1996, the six months ended December 31, 1995, and the Predecessor six months ended June 30, 1995, which report appears in the December 31, 1997, annual report on Form 10-K of Franchise Mortgage Acceptance Company.



Los Angeles, California
March 5, 1999